Exhibit 10.1

May 13,2011

Mr. Carlos Nostas Antezana

Re: The Iluminadora Property, located in Arequipa, Peru

Dear Mr. Noslas:

Further to our discussions, Brazil Gold (“Brazil”) would like to acquire an interest in the Iluminadora Property from Carlos Nostas (“NOSTAS”). Brazil proposes that the following terms and conditions (all amounts are in US Dollars unless otherwise specified) form the basis of a binding letter of intent between Brazil and NOSTAS (the “LOI”) pursuant to which Brazil would acquire an interest in the Iluminadora Property:

1.    The I1uminadora Property

The Iluminadora Property will consist of those mining claims covering approximately as set out in Schedule “A” to this LOI.

2.    Option

NOSTAS will grant a five (5) year irrevocable option to acquire an eighty percent (80%) interest in the Iluminadora Property (the “Option Agreement”). Brazil can exercise the Option Agreement by (i) making aggregate cash payments of $800,000.00, (ii) incurring in an aggregate of $2,000,000.00 in Exploration Expenditures on the Iluminadora Property and (iii) delivering to NOSTAS a Prefeasibility Study in accordance with Canadian National Instrument 43-101, Standards of Disclosure for Mineral Projects (together, the “Triggering Events”) as follows:

Due Dates	Cash Payments	Exploration Expenditures
Upon execution of the LOI	None	$25,000
Upon execution of the Option Agreement	$25,000	None
12 months from the date of the Option Agreement	$100,000	$200,000
24 months from the date of the Option Agreement	$140,000	$375,000
36 months from the date of the Option Agreement	$200,000	$400,000
48 months from the date of the Option Agreement	$335,000	$500,000
60 months from the date of the Option Agreement	None	$500,000

Total:	$800,000	$2,000,000

The parties shall negotiate in good faith and execute the Option Agreement in accordance with the laws of Peru and following the standard principles and agreements used internationally in similar cases to such mining and mineral exploration ventures.

Upon completion of the Triggering Events Brazil will exercise the Option Agreement, and the Brazil and NOSTAS' interests in the I1uminadora Property will be 80% and 20%. Brazil has the right to exercise the Option Agreement before the five 5 year term by making all the pending cash payments and spending the balance of the Exploration Expenditures.

If in any year more than the specific amount is incurred in Exploration Expenditures then the difference will be credited to the following year.

The parties will define in the Option Agreement all the terms and conditions necessary to achieve this transaction, including but not limited to Exploration Expenditures Items and the After Acquired Properties terms following international and customary examples used in the mining industry.

3.    Termination of Option Agreement

Brazil will have the right, at any time, to terminate the Option Agreement prior to fully exercising it by sending a written termination notice to NOSTAS within thirty (30) days prior to such termination.

If Brazil terminates the Option Agreement it shall not acquire any direct or indirect interest in any mineral rights, title or interests of any kind within two (2) miles of the outer perimeter of the Iluminadora Property for a period of thirty six (36) months from the date of termination of the Option Agreement.

4.    Formation of Joint Venture

Upon the exercise of the Option Agreement, Brazil and NOSTAS shall be deemed to have formed a joint venture (the "Joint Venture"). The parties commit to analyze and select the more convenient structure from the regulatory and tax standpoint for the Joint Venture in accordance with the laws of Peru and following the standard principles and agreements used internationally in similar cases to such mining and mineral exploration ventures.

5.    After Acquired Properties

Any and all mineral interests staked, located, granted or acquired by or on behalf of either Brazil or NOSTAS that are located, in whole or in part, within the I1uminadora Property itself or within two (2) miles of the outer perimeter of the I1uminadora Property will be deemed an "After Acquired Property". Unless mutually agreed otherwise, each After Acquired Property will be deemed to be included as part of the Iluminadora Property and will be subject to the terms and conditions of this LOI.

All costs incurred in staking, locating, recording, or otherwise acquiring any After Acquired Property shall be borne by Brazil and credited toward the Exploration Expenditures required for Brazil to exercise the Option.

6.    Project Operator

Brazil shall have the right to act as the operator or to appoint a third party consultant to act as operator for all exploration programs on the Iluminadora Property until such time as the Option Agreement has been exercised.

7.    Assessment Work

During the exercise period of the Option Agreement, the parties will work jointly to ensure that all necessary government filings are made with respect to the exploration work conducted on the I1uminadora Property. The costs of such filings, as well as all costs for government license/lease fees required to keep the claims for the I1uminadora Property in good standing will be paid for by Brazil from the date of the LOI forward as part of its Exploration Expenditures requirements.

8.    Conditions Precedent

Prior to the execution of the Option Agreement Brazil will (i) conduct a sixty (60) days due diligence and (ii) will spend $25,000.00 in Exploration Expenditures, as preliminary work, in the Iluminadora Property. All costs of the Due Diligence will be borne by Brazil and will not be reimbursed by NOSTAS in case Brazil decides not to sign the Option Agreement. If, on the contrary, Brazil signs the Option Agreement then the $25,000.00 will be credited as part of the Exploration Expenditures.

Brazil and NOSTAS will negotiate in good faith the Option Agreement.

Brazil shall share with Nostas all information obtained in the sixty (60) day period above in the event that any party decides not to sign the Option Agreement.

9.    Option Agreement Only

Except for providing to NOST AS the termination notice as set out in paragraph 3, information on the preliminary work as set out in paragraph 8 and reclamation work as set out in paragraph 10 below, Brazil will not be required to do any acts, make payments, or incur Exploration Expenditures and may terminate the Option Agreement at any time. No acts done, payments made, or Exploration Expenditures incurred by Brazil under this LOI shall be construed as obligating Brazil to additional acts, payments, or incur additional Expenditures.

10.  Reclamation

If this LOI is terminated for any reason other than a material default on the part of NOSTAS, Brazil shall be required to complete all necessary reclamation work on the Iluminadora Property as required under applicable Peruvian mining and environmental legislation. Such reclamation obligation shall only apply to exploration work done on the Iluminadora Property by or on behalf of Brazil and does not apply for work done by NOSTAS before the signing of this LOI.

11.  Option Agreement

It is the intention of the parties to negotiate in good faith the Option Agreement within sixty (60) days of the date of execution of the LOI. The Option Agreement will contain standard provisions dealing with confidentiality, notice, representations and warranties, rights of minority shareholders, termination, exist rights, first right of refusal, force majeure, default, governing law and other matters normally contained in such agreements. This LOI only commits the Parties to negotiate in good faith the terms of the Option Agreement and do not requires any of the parties to sign such Option unless there is full agreement as to its terms.

Brazil will pay $25,000.00 cash to NOSTAS when and if the Option Agreement is signed.

The parties agree that any party to this Letter may unilaterally withdraw from the negotiation or dealing after the sixty (60) day period granted in paragraph 12, below, for any or no reason at the withdrawing party's sole discretion by notifying the other party of the withdrawal in writing. Only the Option Agreement, duly executed and delivered by Brazil and NOSTAS, will be enforceable, and it will supersede the provisions of this LOI and all other agreements and understandings between Brazil and NOSTAS with respect to the subject matter of this LOI. Except for breach of provisions under paragraphs 12 and 13 hereof, no party to this LOI shall have any liability to any other party for any liabilities, losses, damages (whether special, incidental or consequential), costs, or expenses incurred by the party in the event the negotiations among the parties are terminated unilaterally. Except to the extent otherwise provided in any definitive agreement entered into by the parties, each party shall be solely responsible for its own expenses, legal fees and consulting fees related to the negotiations described in this LOI, whether or not any of the transactions contemplated in this LOI are consummated.

12.  No Negotiation with Third Parties

NOSTAS agrees that for a period of sixty (60) days from the date of this LOI he will not enter into, or continue, any negotiations or discussions with any third party in respect of tile Iluminadora Property. In consideration for NOSTAS providing such sixty (60) day exclusivity period to Brazil to pursue this opportunity, Brazil will incur $25,000.00 exploration expenditures in La Iluminadora. Should Brazil be unable to sign the Option Agreement within the sixty (60) day period noted above, the transaction will be deemed to have terminated and the entire $ 25,000.00 non-refundable amount shall be for tile account of NOSTAS.

13.  Governing Law and Conflict Resolution

This LOI shall be governed by the laws of Peru, and the venue for any proceeding in respect of this LOI shall be in Peru. Any and all disputes or controversies arising out of or relating to this LOI, its existence, validity, termination or the breach thereof, as well as those relating to this arbitration agreement, shall be settled through arbitration, in English, under the organization and administration of the American Chamber-AmCham Peru International Arbitration Center and according to its rules and statutes, to which tile parties submit to unconditionally. The award will be final and conclusive.

Assuming the above terms are acceptable, please sign this LOI on behalf of NOSTAS in the space below prior to the expiry date of May 13, 2011.

Yours truly,

Brazil Gold

Agreed to and accepted this            day of May 13, 2011 by:

/s/ Carlos Nostas Antenzana

Carlos Nostas Antenzana

Schedule “A”

THE ILUMINADORA PROPERTY (maps and details)

Código	Nombre	Hectáreas	Titular	Inscripción/Sunarp
05-00024-01	La Princesa Iluminadora	999.7323	Doris Benavides	Ficha 9451, asiento 002
05-00099-06	La Reina Ilumlnadora	581.3775	Doris Benavides	Partida 11110441, Aslento 001
05-00023-01	La Senora Iluminadora	974.7402	Carlos Nostas	Ficha 9450, aslento 002
	TOTAL	2,555.8500

CONCESIONES LA ILUMINADORA

778
780
782
8268
8266
8264
8262
AREA
LA PRINCESA ILUMINADORA
999.7323 Has.
AREA
LA REINA ILUMINADORA
581.3775 Has.
AREA
LA SEÑORA ILUMINADORA
974.7402 Has

Hoja: 32 r
Distrito: Uñon / Ayo
Provincia: Castilla
Departamento: Arequipa